UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018

SAExploration Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35471

(Commission file number)

27-4867100

(IRS Employer Identification No.)

1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

(281) 258-4400

(Company's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 6, 2018, SAExploration Holdings, Inc. (the “Company”) entered into a warrant agreement (the “Warrant Agreement”) with Continental Stock Transfer and Trust Company, as warrant agent. In connection with the conversion (the “Conversion”) of the Company’s 8.0% Cumulative Perpetual Series A Preferred Stock (the “Series A Preferred Stock”) and pursuant to the Warrant Agreement, the Company issued 94,813,594 warrants (the “Series E Warrants’), which give the holder the right to purchase up to an aggregate of 94,813,594 shares of the Company’s common stock, with a par value of $0.0001 per share (the “Common Stock”) at an initial exercise price of $0.0001 per share, subject to adjustment pursuant to customary anti-dilution provisions. The Series E Warrants may generally be exercised at any time and from time to time. The Company also issued 14,073,844 shares of Common Stock (the “Conversion Shares”) in connection with the Conversion.

Until such time as the Series E Warrants and the shares of Common Stock issuable upon exercise of the Series E Warrants are registered under the Securities Act of 1933 (the “Securities Act”), they will be subject to restrictions on transfer.

Pursuant to the Warrant Agreement, each Series E Warrant gives the holder thereof the right to purchase one share of Common Stock, subject to certain exceptions, including a limitation on the ability of certain holders to exercise a Series E Warrant if it would cause such holder to beneficially own in excess of 9.99% of the outstanding Common Stock. The Series E Warrants have an initial exercise price of $0.0001 per share of Common Stock, subject to customary anti-dilution provisions. Upon a change of control or redemption of all of the outstanding Series A Preferred Stock by the Company, the Company may cause each Series E Warrant to be exercised, subject to certain exceptions, and limitations (including a limitation on the ability of the Company to cause each Series E Warrant to be exercised if it would cause the holder thereof to beneficially own in excess of 9.99% of the outstanding Common Stock).

Each beneficial owner of a Series E Warrant shall be entitled to any dividend, whether payable in cash, in kind or other property, that would be distributed to such beneficial owner if such beneficial owner’s Series E Warrants had been converted in full into shares of Common Stock immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such dividend.

The Company issued both the Conversion Shares and Series E Warrants in an offering exempt from registration under the Securities Act. The Conversion Shares and Series E Warrants were issued only to existing holders upon the Conversion of the Series A Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9). The Company will not receive any cash proceeds from the issuance of the Conversion Shares or Series E Warrants, and no commission or other remuneration was paid or given for soliciting the exchange.

This report shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the Conversion Shares or the Series E Warrants, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Conversion Shares and Series E Warrants have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The summary of the Warrant Agreement set forth in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the text of the Warrant Agreement, a copy of which is being filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information in Item 1.01 regarding the Series E Warrants is incorporated into this Item 3.02 by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

4.1	Warrant Agreement, dated as of September 6, 2018, between SAExploration Holdings, Inc. and Continental Stock Transfer & Trust Company, as Warrant Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2018	SAExploration Holdings, Inc.

	By:	/s/ Brent Whiteley
	Name:	Brent Whiteley
	Title:	Chief Financial Officer, General Counsel and Secretary

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